Exhibit 99.1

Maven (theMaven, Inc. MVEN) secures acquisition funding and signs definitive agreement to purchase Say Media assets.

Financing was led with investments from B.Riley FBR, Inc. and certain affiliates and Maven executives.

SEATTLE -- Maven announced today, it signed the definitive agreement and acquired sufficient funding to acquire substantially all the Say Media assets, which include enterprise advertising and tech platform partnerships with over 125 digital media brands. Maven also announced a convertible preferred stock financing round with net cash proceeds of approximately $13 million (at a price of $0.33 cents per share of common stock on an as-converted basis) which will be used to complete the Say asset purchase, the HubPages merger, and provide working capital. Both the Say asset purchase and HubPages merger are scheduled to close, with operations consolidating, during August, 2018. The preferred stock funding was led by investments from B. Riley FBR and Maven founder, James Heckman.

“Maven now has the media and sales assets, as well as funding, to deliver on our plan to reach a $30 million annualized revenue run rate and positive EBITDAS during Q4, 2018,” said Maven CEO, James Heckman.

The consolidation of Say, Maven and HubPages onto the Maven brand should immediately result in 100 million monthly visitors and over 300 professional publishers. The founders of the three companies discussed the merger in a video you can watch here. Watch Video

Maven expects partnership growth to continue at a steady pace across multiple content categories, including their recently announced sports division.

“The combined scale of a unified sales, distribution and publishing platform create an opportunity for professional, independent publishers and media brands to not only survive, but to thrive,” says Say Media Founder and CEO, Matt Sanchez. “We’re also contributing a fully developed, direct sales team, which will offer enormous value by increasing revenue for the entire coalition.”

“We believe the combined portfolio of independent brands from Hub, Say and Maven have the potential to attain a material amount of market share from premium brand advertiser spending.” added Maven Chairman and President, Josh Jacobs, “Delivering audience scale plus professional, safe content on an efficient, unified platform, creates a new premium platform for marketers.”

B. Riley FBR, Inc., a full service investment bank and wholly-owned subsidiary of B. Riley Financial, Inc., acted as sole placement agent for the offering.

Maven is a coalition of mavens operating on a shared digital publishing, advertising and distribution platform, unified under a single media brand. Based in Seattle, Maven is publicly traded under the ticker symbol MVEN.

Maven (noun | ma·ven | ˈmā-vən): A professional, authentic authority, evangelist and recognized community leader for a specific topic, cause or organization.